UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): September 21, 2015

POWELL INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-12488	88-0106100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8550 Mosley Road Houston, Texas	77075-1180
(Address of Principal Executive Offices)	(Zip Code)

(713) 944-6900

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Action (17CFR240.14D-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2015, Robert C. Tranchon retired from the board of directors (the “Board”) of Powell Industries, Inc. (the “Company”) effective immediately. Mr. Tranchon’s retirement was not related to any disagreement with the Company over any of its operations, policies or practices.

On September 22, 2015, the Board elected Stephen W. Seale, Jr. as a director to fill the vacancy created by Mr. Tranchon’s retirement. Mr. Seale was elected to serve for the unexpired term of Mr. Tranchon and, thus, Mr. Seale will be a member of the Company’s 2018 director class. Mr. Seale has been elected to serve as a member of the Audit Committee and the Nominating and Governance Committee.

Mr. Seale previously served on the Board from March 1985 until his retirement in December 2012. During Mr. Seale’s term of service on the Board, he served on the Company’s Audit Committee and Compensation Committee. Mr. Seale has considerable business leadership and technical experience from his work in electrical engineering. Subsequent to Vietnam Era military service, Mr. Seale had a 30-year career as a professional engineer and consultant. He also served as an executive at a large nonprofit independent research and development institute in San Antonio, Texas, where he had responsibilities for marketing and program development. Mr. Seale holds a bachelor’s degree in electrical engineering from Texas A&M University.

There is no arrangement or understanding between Mr. Seale and any other person pursuant to which Mr. Seale was selected as a director. There are no transactions involving Mr. Seale requiring disclosure under Item 404(a) of Regulation S-K. In connection with Mr. Seale’s election to the Board, Mr. Seale will participate in the Company’s standard non-employee director compensation arrangements described in the Company’s proxy statement for its 2015 annual meeting of stockholders filed with the Securities and Exchange Commission on January 7, 2015. Mr. Seale will also be covered by the Company’s standard indemnification agreement that the Company enters into with all of its directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWELL INDUSTRIES, INC.

Date: September 25, 2015
	By:	/s/ Don R. Madison
Don R. Madison
Executive Vice President
Chief Financial and Administrative Officer
(Principal Financial Officer)

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